Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Julieanne DiBene, Marketing Communications
1-408-474-1276
Julie.DiBene@Micrel.com

Micrel Honors The Memory Of Long Time Board Member Michael Callahan

 San Jose, Calif., Aug. 8, 2014 — Micrel, Inc. (NASDAQ: MCRL), an industry leader in high-performance linear and power solutions, LAN and timing and communications solutions, announced that it is mourning the loss of board member Michael Callahan. Mr. Callahan passed away on August 5, 2014 after a lengthy illness.

“Micrel is mourning the passing of a dear friend and colleague,” noted Ray Zinn, President and CEO, Micrel. “Mike was not only a key board member at Micrel but he embodied the Micrel spirit in all that he did. As a former Marine, he generously volunteered his time to help veterans and was a role model and inspiration to us all; he will be sorely missed. He served as a member of Micrel’s Compensation and Audit Committees and helped to guide Micrel with his thoughtful, insightful experience. Our thoughts and prayers are with the entire Callahan family, particularly his children."

Michael J. Callahan joined Micrel's Board of Directors in May 2005. With more than 40 years of high tech experience, he served as Chairman of the Board of Directors, President and Chief Executive Officer of WaferScale Integration, Inc. and was President of Monolithic Memories, Inc. from 1978 to March 1990. During his tenure at Monolithic Memories, the company became a subsidiary of Advanced Micro Devices, Inc., where Mr. Callahan then served in the capacity of Senior Vice President of Programmable Products. Mr. Callahan earned a B.S.E.E. from the Massachusetts Institute of Technology.

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Micrel Honors The Memory of Long Time Board Member Michael Callahan

About Micrel, Inc.
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, MEMs-based clock oscillators and crystal-less clock generators, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: www.micrel.com.

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